Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

AMGEN NAMES MICHAEL KELLY AS

CHIEF ACCOUNTING OFFICER

THOUSAND OAKS, Calif. (August 10, 2005) — Amgen (NASDAQ:AMGN), a leading human therapeutics company in the biotechnology industry, today announced the appointment of Michael Kelly as vice president, Corporate Planning and Control, and chief accounting officer. Kelly, formerly vice president, Finance for Process Development, Operations and Quality at Amgen, will report to Richard Nanula, executive vice president and chief financial officer. Kelly replaces Timothy Martin as Amgen’s chief accounting officer. Martin is taking on new responsibilities as Amgen’s vice president, Finance for Global Commercial Operations.

Kelly joined Amgen in early 2003 as vice president, Finance. From 2000 to 2002, Mr. Kelly was vice president, Finance and chief financial officer at Tanox, Inc., and from 1998 to 2000, he served as corporate controller at Biogen, Inc. From 1981 to 1998, Mr. Kelly progressed through positions of increasing responsibility in finance at Monsanto Life Sciences Company and its subsidiaries ending his tenure as vice president, Finance with the Nutrition and Consumer sector.

Kelly earned a B.S. in Business Administration from Florida A&M University.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
Christine Cassiano, 805/447-4587 (Media)
Arvind Sood, 805/447-1060 (Investors)

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